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                                                                    EXHIBIT (11)


                             WALL STREET DELI, INC.
                                AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                             For the Year Ended
                                                 -------------------------------------------
                                                 June 27, 1998  June 28, 1997  June 29, 1996
                                                 -------------  -------------  -------------
Shares:
   Weighted average number of common
       shares outstanding                           3,094,762      3,254,908     3,407,874
   Effect of shares issuable under stock option
      and stock purchase plans as determined by
      the treasury stock method                           -0-            -0-           -0-
                                                  -----------    -----------   -----------
   Weighted average number of common
      shares outstanding as adjusted                3,094,762      3,254,908     3,407,874
                                                  ===========    ===========   ===========
Per common share computations:
   Net income (loss)                              $(3,842,430)   $    62,822   $(2,547,706)
                                                  ===========    ===========   ===========
   Per common share                               $     (1.24)   $       .02   $      (.72)
                                                  ===========    ===========   ===========



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